Exhibit 99.2

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

November 12, 2018
FOR IMMEDIATE RELEASE
Company Contact
Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER'S BOARD ELECTS PATRICK J. MOORE
AS CHAIRMAN OF THE BOARD OF DIRECTORS

ST. LOUIS, November 12, 2018 /PRNewswire/ --  Energizer Holdings, Inc. (NYSE: ENR) (“Energizer”) today announced that its Board of Directors elected Patrick J. Moore, currently Vice Chairman of the Board of Directors, as independent Chairman of the Board of Directors, effective immediately. Mr. Moore succeeds J. Patrick Mulcahy, who served as Energizer’s independent Chairman since July 2015. Mr. Mulcahy will continue to serve as a member of the Board.
“I am honored to be the next Chairman of the Board and look forward to continuing to work closely with the Board and the leadership team at Energizer,” said Mr. Moore. “On behalf of our Board and all current and former colleagues, I want to thank Pat Mulcahy for his visionary leadership and the strong foundation he has built for Energizer. I also want to thank him personally for his guidance and strong support over the three years that I have had the opportunity to serve on Energizer’s Board.”
“After serving as Chairman of the Board since Energizer’s spin-off in 2015, I could not be more excited about the opportunities ahead for Energizer and the team we have leading the company, said Mr. Mulcahy. “I am very confident in the ability of Pat Moore and the rest of the Board to lead Energizer in the next chapter of our evolution.”
About Patrick J. Moore
Mr. Moore, 64, has served on Energizer’s Board of Directors since July 2015, and served as chair of the Board’s Audit Committee. Mr. Moore is President and Chief Executive Officer of PJM Advisors, LLC, a private equity investment and advisory firm. Prior to PJM, Mr. Moore served as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation, a leader in integrated containerboard and corrugated package products and paper recycling, from 2002 to 2011 upon its acquisition by RockTenn Company. Mr. Moore currently serves on the board of directors of Archer Daniels Midland Company.

About Energizer Holdings, Inc.

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world’s largest manufacturers of primary batteries and portable lighting products and is anchored by its two globally recognized brands Energizer® and EVEREADY®. Energizer is also a leading designer and marketer of automotive fragrance and appearance products from recognized brands such as Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One® and Nu Finish®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.

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